                                  EXHIBIT 5.4
                                  -----------

                              BIN SPONSOR AGREEMENT

         This BIN Sponsor Agreement ("Agreement") dated March 23, 2005 ("Effective Date") is entered into by and between First Gulf Bank, N. A. ("Bank") with a mailing address of c/o Alabama National BanCorporation, 1927 First Avenue North Birmingham, Alabama 35203 and Morgan Beaumont, Inc. ("Client") with a mailing address of 6015 31st Street East, Bradenton, Florida 34203.

         WHEREAS, BANK is a Visa USA "Visa" member and is Licensed through Visa to provide card services; and

         WHEREAS, Client has developed and will market proprietary prepaid card programs; and

         NOW, THEREFORE, in consideration of the foregoing premises, mutual promises and covenants hereto and other good and valuable considerations the receipt of which are hereby acknowledged, the parties agree as follows:

1) Bank obligations.

Subject to the terms and conditions of this agreement Bank will provide the following services:

         a) Issuance of Visa cards for prepaid programs approved by Visa and in accordance with the terms hereof and supported by attached Exhibit(s); and

         b) Notification to Client of Visa rules and regulations pertaining to the issued cards and this Agreement;

2) Client obligations.

Subject to the terms and conditions of this agreement Client will provide the following:

         a)       Funding as required by Bank as defined in Exhibit(s); and

         b) Funding of Escrow accounts, if applicable, as defined in the Exhibit(s) for each program; and

         c) Adhere to all Visa and Bank requirements pertaining to the card program as defined in Exhibit(s) or, in the case of Visa requirements, as presented to Client by the Bank; and

         d) Keep confidential any and all information pertaining to the cardholder, or Bank, that is made available to Client;

         e) Comply with USA Patriot ACT and Bank Secrecy Act and other compliance as maybe specified by Bank to Client;

3) Fees.

         a)       Fees shall be paid as outlined in Exhibit(s);

4) Term of Agreement.

         a) The term of this Agreement shall commence upon the date hereof and shall continue for Three (3) years (the "Initial Term") from the first consumer transaction after market launch of product to Client distribution channel, unless earlier terminated in accordance with this Agreement. Thereafter, this Agreement shall automatically renew itself on the same terms and conditions for successive periods of one (1) calendar year (in each case, a "Renewal Term") unless either party elects not to renew this Agreement by written notice at least Ninety
                  (90) days prior to the expiration of the Initial Term or any Renewal Term; and

         b) Either parry may terminate this Agreement (1) at any time during the Initial Term or any Renewal Term if the other party commits a breach of a material provision of this Agreement, and such breach is not cured within 5 days after the breaching parry receives written notice reasonably detailing the breach from the non-breaching party; or (ii) in the event the other parry becomes insolvent, seeks protection from creditors under applicable bankruptcy law;

         c) Upon expiration or termination of this Agreement for any reason, (I) all materials provided by either party to the other hereunder or in connection with the terminated services, and written upon request, will be returned within fifteen days after the effective date of termination or expiration, as the case may be, and (ii) all earned and unpaid fees and expenses will be paid within thirty (30) days and (iii) Bank may continue or cancel any or all cards at its sole discretion, and (iv) both parties will continue to comply with their legal and regulatory obligations, as well as other obligations to preserve confidential information, including, but not limited to customer information.

5) Ownership of Cards.

Client acknowledges that the Visa cards are owned by the Bank, that upon breach of this Agreement by Client or as required to comply with Visa rules and regulations, the Bank may cancel any or all cards with prior written notice to Client and the cardholder, and that such cancellation shall not be deemed or construed a breach of this Agreement. Client further agrees that if (i) fraud is detected on any card, or (ii) illegal activity is determined, or (iii) if Client fails to report money laundering or suspicious activity, that Bank at its sole discretion may immediately cancel any and all cards related to such conditions listed herein.

6) Confidential Information.

Each party agrees that the Proprietary Information and the contents of this Agreement (collectively "Confidential Information") are confidential information of the entity supplying it and its respective licensors (the "Disclosing Party"). The entity receiving such Confidential Information (the "Receiving Party") shall exercise at least the same degree of care, but not less than reasonable care, to safeguard the confidentiality of the Confidential Information as the Receiving Party would exercise to protect its own confidential information of a similar nature. The Receiving Party may use the Confidential Information only to exercise its rights and obligations under this Agreement. The Receiving Party shall not duplicate, sell or disclose to others the Confidential Information, in whole or in part, without the prior written permission of the Disclosing Party. The Receiving Party may, however, disclose Confidential Information to its employees, agents and representatives who have a need to know the Confidential Information to perform work for Receiving Party, provided that the Receiving Party uses reasonable efforts to ensure that the Confidential Information is not duplicated or disclosed in breach of this Agreement. Notwithstanding the foregoing, in no event shall the Receiving Party disclose the Confidential Information to any competitor of the Disclosing Parry without specific, prior written consent from an officer of the Disclosing Party. Confidential Information means (i) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operation, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past or present future business activities of parties, as appropriate, and its and their subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (ii) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords either party, as appropriate, a competitive advantage over its competitors; (iii) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; (iv) all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills and materials, equipment, prototypes and models, and other tangible manifestation of the foregoing which now exists or come into the control or possession of either party, all of which must be identified as confidential prior to disclosure, as appropriate. The obligations of confidentiality and restriction on use in this Agreement shall not apply to any Confidential Information that the Receiving Party proves: (i) was in the public domain prior to the Effective Date or subsequently came into the public domain through no fault of the Receiving Party; (ii) was lawfully received by the Receiving Party from a third party that was not, to the knowledge of the Receiving Party at the time of the disclosure, subject to any obligation of confidence to a third party; (iii) was already in the Receiving Party's possession prior to receipt from the Disclosing Party; or (iv) is required to be disclosed in a judicial or administrative proceeding after all reasonable legal remedies for maintaining such information in confidence have been exhausted including, but not limited to, giving the Disclosing Party as much advanced notice as practical (if legally permissible) of the possibility of disclosure to allow the Disclosing Party to stop such disclosure or obtain a protective order concerning such disclosure. The obligations of the parties with regard to this
Section 7, "Confidential Information" shall survive the termination of this Agreement.

7) Protecting Customer Information.

Client acknowledges that the Bank is the card issuer and that cardholders are bank customers and both Bank and Client shall implement appropriate measures designed to ensure the security and confidentiality of Bank's customers' information (sometimes hereinafter referred to as "Customer Information"), protect against any anticipated threats or hazards to the security or integrity of such information and protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to any Bank customer.

8) Intellectual Property.

         a)       Bank Intellectual Property:

                  i) OWNERSHIP. Client expressly acknowledges and agrees that the entire right, title, and interest in any intellectual property owned by Sank as of the date of this Agreement, or developed by, or under the direction or at the request of, Bank during the term of this Agreement ("Bank Intellectual Property") shall remain with Bank and that except as specifically provided herein, Bank has the right to protect the Bank Intellectual Property in any manner it deems appropriate, and to reproduce, publish, sell and distribute such Bank Intellectual Property to anyone

                  ii) ALTERATIONS OF INTELLECTUAL PROPERTY. Any alterations, variations, modifications, additions, corrections, enhancements or improvements of or to the Bank Intellectual Property shall be the property of Bank and subject to the terms and conditions of this Agreement whether made by Bank or by Client;

                  iii) COMPETITION. Without the prior written consent of Bank, Client shall refrain from copying, reverse engineering, translating or modifying the Bank Intellectual Property or granting any other person or entity the right to do so.

                  iv) TERMINATION. Upon the expiration or termination of this Agreement, Client shall have no further rights to the use of the Bank Intellectual Property and shall make no claim thereto or against the use thereof by Bank or any other person or entity;

         b)       Client Intellectual Property:

                  i) OWNERSHIP. The Bank expressly acknowledges and agrees that the entire right, title, and interest in any intellectual property owned by Client as of the date of this Agreement, or developed by, or under the direction or at the request of, Client during the term of this Agreement ("Client Intellectual Property") shall remain with Client and that except as specifically provided herein, Client has the right to protect the Client Intellectual Property in any manner it deems appropriate, and to reproduce, publish, sell and distribute such Client Intellectual Property to anyone. Without limiting the foregoing, the product designated the " in Exhibit B shall be deemed Client Intellectual Property;

                  ii) ALTERATIONS OF INTELLECTUAL PROPERTY. Any alterations, variations, modifications, additions, corrections, enhancements or improvements of or to the Client Intellectual Property shall be the property of Client and subject to the terms and conditions of this Agreement whether made by Bank or by Client;

                  iii) COMPETITION. Without the prior written consent of Client Bank shall refrain from copying, reverse engineering, translating or modifying the Client Intellectual Property or granting any other person or entity the right to do so.

                  iv) TERMINATION. Upon the expiration or termination of this Agreement, Bank shall have no further rights to the use of the Client Intellectual Property and shall make no claim thereto or against the use thereof by Client or any other person or entity;

9) Limitations of Damages; Indemnification.

         a) Subject to the respective indemnity obligations of the parties hereunder and to the extent permitted by applicable law, in no event shall either parry, its affiliates or any of its or their directors, officers, members, employees, agents or subcontractors be liable hereunder under theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, incidental, indirect or consequential damages, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity has been advised of the possibility of such damages;

         b) In addition, if Bank or Client determines that it is unable to supply any of the services described in this Agreement because of Visa rules and regulations or Governmental Requirements, Bank and Client shall work together in good faith to identify an appropriate response (whether through program enhancements, work-around solutions or otherwise). For purposes of this Agreement, Governmental Requirements shall mean, collectively. all statutes, codes, ordinances, laws, regulations, rules, orders and decrees of all governmental authorities (including without limitation federal, state and local governments, governmental agencies and quasi-governmental agencies) having jurisdiction over a party. In the event the Parties are unable to agree on an appropriate response within 60 days or such other timeframe as mutually agreed, then either Party may elect to terminate this Agreement or the applicable card program, without liability, by written notice delivered to the other party. The notice shall specify the date of termination, which date shall be no less than six (6) months following the date of such notice, or such earlier date as may be mutually agreed by the parties.

         c) Each party agrees to indemnify, defend, and hold harmless the other party, including its agents, employees, directors, officers, members and affiliates, for any claims, losses, or damages, including reasonable attorneys' fees, resulting from indemnifying party's (1) negligent acts, (2) breach of any term or provision of this Agreement, (3) unauthorized disclosure or release, whether intentionally or otherwise, of Customer Information, or (4) violation of any state or federal laws or regulations pertaining to the cards, including the sale of cards or fees charged to the cardholder. Each party further agrees to indemnify, defend and hold harmless each other, including its agents, employees, members, officers and affiliates, for any claims, losses, or damages, including reasonable attorneys' fees, resulting directly or indirectly from any agreement that the indemnifying party has with its vendors or clients, which are the result of the willful misconduct or negligence of the indemnifying party. Notwithstanding the foregoing, Bank's indemnification obligations shall not extend to any claim that is not directly related to the. obligations of the Bank as described herein.

         d) Further, Client agrees to indemnify, defend, and hold harmless the Bank, including its agents, employees, directors, officers, members and affiliates, for any claims, losses, or damages, including reasonable attorneys' fees, resulting from
                  (i) a claim related to the marketing, sale, or promotion of the cards, or (ii) claims relating to customer support provided by Client, or (iii) claims relating to fees charged to cardholders by Client or (iv) any claim that is not directly related to the obligations of the Bank as described herein.

10) ARBITRATION. It is the intention of both parties of this agreement to resolve any disputes under this Agreement amicably by reasonable businesslike negotiations and without resort to litigation or arbitration. However, the parties acknowledge and agree that this Agreement and the subject matter hereof are substantially connected with and involve interstate commerce. Any dispute arising out of or relating to this Agreement which cannot be amicably settled by the parties shall be settled by arbitration comprising of three (3) arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association currently in effect at the time of the dispute. Such arbitration shall take place in the state of the defending party. The provisions of this Agreement relating to arbitration and judgment upon the award rendered by the arbitrators shall be specifically enforceable in any court having jurisdiction thereof. The parties shall give notice of its intent to cause any controversy or claim to be settled by arbitration, together with a description of the facts and circumstances giving rise thereto in sufficient detail as to permit the other party to investigate the particulars thereof. A copy of the notice to arbitrate shall also be furnished to the regional office of the American Arbitration Association nearest to the defendant's location. The award of the arbitrators shall be final, binding and non-appealable by either party; The costs of the arbitration, excluding each party's attorney's fees, shall be shared equally.

11) WAIVER OF JURY TRIAL- if the arbitration in section 10 is deemed unenforceable, each of the parties hereto expressly waives any right it may have to a trial by jury in any legal or court action commenced by any of the parties hereto to enforce, collect, defend, enjoin, or that otherwise relates to this agreement or any of the transactions herein described. Likewise, each party hereto waives any right to have a jury trial in any such legal or court action for any defense, claim of set-off, claim of recoupment, counterclaim or third party action asserted or raised in any such legal or court action. Any legal or court action relating to this agreement or the transactions herein described shall be tried exclusively to a court without a jury. Both parties of this agreement each specifically acknowledges that its execution of this waiver of jury trial is a material inducement for its entering into this agreement;

12) AUTHORIZATION. Each of the parties hereto represents and warrants on behalf of itself that it has full power and authority to enter into this Agreement; that the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate and partnership or other appropriate authorizing actions; that the execution, delivery and performance of this Agreement will not contravene any applicable by-law, corporate charter, partnership and joint venture agreement, law, regulation, order or judgment; that execution, delivery and performance of this Agreement will not contravene any provision or constitute a default under any other agreement, license or contract which such party is bound; and, that this Agreement is valid and enforceable in accordance with its terms.

13) ASSIGNMENT. This Agreement may not be assigned, in whole or in part, by either party without the prior written consent of the other party. Notwithstanding the foregoing, either party may assign this Agreement as the result or a merger or sale of substantially all of the party's assets so long as the assignee accepts all rights and obligations of the assignor as stated herein, and provided further that the assignee is not a competitor of the other party.

14) COMPLIANCE WITH LAWS: Bank and Client each acknowledge and agree that its performance of its obligations under this Agreement shall be in accordance with all applicable federal, state and local laws, ordinances and regulations and those of any regulatory body having jurisdiction over this Agreement;

15) INDEPENDENT CONTRACTORS. The relationship of the parties under this Agreement shall be and at all times remain one of independent contractors and Bank is neither an employee or agent of Client, and vice versa. Neither party shall have any authority to assume or create obligation on the other's behalf and shall not take any action which has the effect of creating the appearance of its having such authority;

16) NOTICE. Bank and Client agree that any notice to be given by a party pursuant to this Agreement shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, return receipt requested, addressed to the respective addresses of the parties (Eric Jensen for Client and John Bragg for Bank) as set forth in the first paragraph of this Agreement or such other persons or addresses as may be designated in writing by the party to receive such notice;

17) ENTIRE AGREEMENT. This Agreement and all appendices attached hereto and incorporated herein by reference, contain the entire agreement and understanding of the parties with respect to the subject matter of this Agreement and supersedes all prior oral or written agreements and understandings relating to this Agreement;

18) WAIVER; ENFORCEABILITY. No waiver or modification of any of the provisions of this Agreement shall be binding unless made in writing and signed by all of the parties hereto. Failure of either party at any time to require performance of any provision of this Agreement shall not affect the right at a later time to enforce the provision or any other provision. In the event that any provision of this Agreement is held invalid, illegal, or unenforceable, such invalidity, illegality, or enforceability, shall not affect any other provisions of this Agreement;

19) BINDING EFFECT. This Agreement, once executed by both parties, shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and assigns;

20) GOVERNING LAW. The validity, construction and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Alabama, regardless of the laws that might otherwise govern under applicable principals of conflicts of law; provided, however, Section 10 of this Agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. ss.ss. 1-16;

         IN WITNESS WHEREOF, BAND and Client have caused this Agreement to be executed and delivered by their respective authorized officers as of the Effective Date.

                            [SIGNATURE PAGE FOLLOWS)

                                                   FIRST GULF BANK, N. A.

                                                   By: /S/ [SIGNATURE ILLEGIBLE]
                                                       -------------------------
                                                      Its:



                                                   CLIENT


                                                   By: /S/ ERIK JENSEN
                                                       -------------------------
                                                   ERIK JENSEN
                                                   -----------------------------
                                                   PRINT NAME

                                                   Its: PRESIDENT
                                                        ------------------------
                                                        Title

                                    EXHIBIT A
                                    ---------

                              BIN SPONSOR AGREEMENT
                              ---------------------

     BETWEEN FIRST GULF BANK, N. A. AND MORGAN BEAUMONT DATED MARCH 23, 2005
                     VISA GENERAL PURPOSE RE-LOADABLE CARDS


FUNDING REQUIREMENTS FOR CLIENT
-------------------------------

Client shall fund a Bank Account ("Bank Account") prior to card issuance consisting of a minimum of $10,000 at all times. If the balance falls below $10,000 on any day, Client is responsible for adding funds through wire transfer no later than the following banking business day to replenish the balance to its minimum amount.

Client shall provide funds daily through ACH or wire transfer to the Bank Account, an exact amount representing all value loads by its customers during each business day as reported by Client's processor. Failure to do either of the above shall constitute breach of this Agreement.

Client shall maintain a cardholder fee account at the Bank to which cardholder fees will be added and from which fees or losses owed to Bank shall be drawn by Bank.

FEES PAID BY CLIENT
-------------------

$X,XXX for coordination of Client's Visa ISO registration with Bank and Visa.

$X,XXX per Visa Program request.

Client shall pay to Bank $X.XX per transaction for each PIN-based purchase transaction and each ATM transaction.

Client shall reimburse to bank the quarterly assessment charged by Visa for total transaction activity associated with this program.

Client shall reimburse any additional fees charged by Visa for this program including over-the-counter withdrawal fees, Visa ISO fees if applicable, or any other fees, such fees to be paid at cost to Bank.

Client shall pay all ATM network fees at the rates charged to Bank with no markup. This includes fees for cash withdrawals, both domestic and foreign; and balance inquiries and declines.

Client shall pay to Bank a fee of $X.XX per ACH Transaction less amounts collected from Client's processor. For purposes of this Agreement, "ACH Transaction" shall mean a load transaction performed by Bank using the ACH system. By way of example only, an ACH Transaction may include a payroll deposit made to a card.

All fees are due and payable upon receipt of invoice. Bank shall have the right to debit Client's accounts at bank for any fees owed that are more than 30 days past due.

INTERCHANGE AND INTEREST PAID BY BANK
-------------------------------------

Client shall receive interest on balances in the Bank Account at the Bank's Business Money Market Account rates.

Client shall receive .0030 (30 basis points) of net interchange fees earned and received by Bank.

OTHER CLIENT OBLIGATIONS
------------------------

Client is responsible for adherence to Visa Cardholder Information Security Protection (CISP) compliance. Further, Client shall maintain strict security of any Client Web Site in which cardholder data is gathered.

Client is responsible for all provisional credits and losses of any nature associated with this program to include, but not limited to negative card balances.

Client agrees to provide funds from the Bank Account to cover any provisional credits or losses created by this card program.

Client agrees not to solicit, sell or market outside the United States or its territories.

Client agrees to comply with Visa rules and regulations concerning any Visa cards issued to its customers.

                          Attention: Erik Jensen
                          Facsimile Number: 941-753-2875
                          Tax Identification Number: 65-1071956

SECTION 12.11 WAIVERS

         Neither Party shall be deemed to have waived any of its rights, power, or remedies hereunder except in writing signed by an authorized agent or representative of the Party to be charged. Either Party may, by an instrument in writing, waive compliance by the other Party with any term or provision of this Agreement on the part of the other Party to be performed or complied with. The waiver by either Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

SECTION 12.12 ENTIRE AGREEMENT; AMENDMENTS

         This Agreement constitutes the entire Agreement between the Parties and supersedes all prior agreements, understandings, and arrangements, oral or written, between the Parties with respect to the subject matter hereof. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought.

SECTION 12.13 COUNTERPARTS

         This Agreement may be executed and delivered by the Parties in counterpart, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

SECTION 12.14 DISPUTES

         (a) Duty to Notify. In the event of any dispute, controversy, or claim arising out of or relating to this Agreement or the construction, interpretation, performance, breach, termination, enforceability or validity thereof (hereinafter, a "Dispute"), the Party raising such Dispute shall notify the other promptly and no later than sixty (60) days from the date of its discovery of the Dispute. In the case of a Dispute relating to account or transaction statements or similar matter, the failure of a party to notify the other party of such Dispute within sixty (60) days from the date of its receipt shall result in such matter being deemed undisputed and accepted by the party attempting to raise such Dispute.

         (b) Cooperation to Resolve Disputes. The Parties shall cooperate and attempt in good faith to resolve any Dispute promptly by negotiating between persons who have authority to settle the Dispute and who are at a higher level of management than the persons with direct responsibility for administration and performance of the provisions or obligations of this Agreement that are the subject of the Dispute.

         (c) Arbitration. Any Dispute which cannot otherwise be resolved as provided in paragraph (b) above shall be resolved by arbitration conducted in accordance with the commercial arbitration rules of the American Arbitration Association, and judgment upon the award rendered by the arbitral tribunal may be entered in any court having jurisdiction thereof. The arbitration tribunal shall consist of a single arbitrator mutually agreed upon by the Parties, or in the absence of such agreement within 30 days from the first referral of the Dispute to the American Arbitration Association, designated by the American Arbitration Association. The place of arbitration shall be Sioux Falls, South Dakota, unless the Parties shall have agreed to another location within 15 days from the first referral of the Dispute to the American Arbitration Association. The arbitral award shall be final and binding. The Parties waive any right to appeal the arbitral award, to the extent a right to appeal may be lawfully waived. Each Parry retains the right to seek judicial assistance: (i) to compel arbitration, (ii) to obtain interim measures of protection prior to or pending arbitration, (iii) to seek injunctive relief in the courts of any jurisdiction as may be necessary and appropriate to protect the unauthorized disclosure of its proprietary or confidential information, and (iv) to enforce any decision of the arbitrator, including the final award. In no event shall either Party be entitled to punitive, exemplary or similar damages.

         (d) Confidentiality of Proceedings. The arbitration proceedings contemplated by this Section shall be as confidential and private as permitted by law. To that end, the Parties shall not disclose the existence, content or results of any proceedings conducted in accordance with this Section, and materials submitted in connection with such proceedings shall not be admissible in any other proceeding, provided, however, that this confidentiality provision shall not prevent a petition to vacate or enforce an arbitral award, and shall not bar disclosures required by any laws or regulations.

SECTION 12.15 HEADINGS

         The table of contents, various captions and section headings in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. References in this Agreement to any Section are to such Section of this Agreement.

SECTION 12.16 DRAFTING PRESUMPTION

         Program Manager and Bank agree that they participated in the drafting of this Agreement and, in the event that any dispute arises in the interpretation or construction of this Agreement, no presumption shall arise that either one party or the other drafted this Agreement.


                            SIGNATURE PAGE TO FOLLOW

         IN WITNESS WMEREOF, this Agreement is executed by the Parties' authorized officers or representatives and shall be effective as or the date first above written.


PROGRAM MANAGER                      METABANK, DBA META PAYMENT SYSTEMS

                                     By: /S/ RON BUTTERFIELD
By: /s/ Erik Jensen                      ------------------------------
    ---------------
Name: Erik Jensen                    Name: RON BUTTERFIELD
Title: President                          -----------------------------

                                     Title:  V.P.
                                          -----------------------------